Exhibit 99.4

FOR IMMEDIATE RELEASE

On September 30, 2005 Newtek Business Services, Inc. (NASDAQ:NKBS) (www.newtekbusinessservices.com), announced that its small business lender, Newtek Small Business Finance, Inc., has entered into an agreement with UBS Financial Services, Inc. ("UBS") to make small business lending services available to UBS customers nationwide.

UBS is one of the world's leading financial firms, located in all major financial centers worldwide. The company employs over 67,000 people and its client base includes affluent and high net worth individuals, institutional and corporate clients, governments, financial intermediaries and wholesale intermediaries. In the United States, UBS has CHF 639 billion in invested assets and nearly 2 million private client relationships, supported by a network of over 7,500 finanical advisors in 366 branch office locations. Newtek Small Business Finance will provide to UBS customers referred by the bank's registered representatives United States Small Business Administration guaranteed loans of $25,000 to $2 million using its proprietary internet-based application intake and processing system.